Exhibit 99.1

Event ID:       139923106809

Culture:         en-US

Event Name: Q2 2014 Alcoa Inc. Earnings Conference Call

Event Date:   2014-07-08T21:00:00 UTC

P: Operator;

C: Kelly Pasterick; Alcoa Inc; VP of IR

C: Klaus Kleinfeld; Alcoa Inc; Chairman & CEO

C: William Oplinger; Alcoa Inc; EVP & CFO

P: Paretosh Misra; Morgan Stanley; Analyst

P: Sal Tharani; Goldman Sachs; Analyst

P: Timna Tanners; BofA Merrill Lynch; Analyst

P: Josh Sullivan; Sterne, Agee & Leach; Analyst

P: Brian MacArthur; UBS; Analyst

P: Michael Gambardella; JPMorgan Chase & Co.; Analyst

P: Aldo Mazzaferro; Macquarie Research Equities; Analyst

P: Anthony Rizzuto; Cowen Securities LLC; Analyst

P: Andrew Lane; Morningstar Inc; Analyst

+++ presentation

Operator^ Good day, ladies and gentlemen, and welcome to the Second Quarter 2014 Alcoa Earnings Conference Call. My name is Whitley, and I’ll be your operator for today.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Miss Kelly Pasterick, Vice President of Investor Relations. Please proceed.

Kelly Pasterick^ Thank you, Whitley. Good afternoon, and welcome to Alcoa’s second quarter 2014 earnings conference call. I’m joined by Klaus Kleinfeld, Chairman and Chief Executive Officer, and William Oplinger, Executive Vice President and Chief Financial Officer. After comments by Klaus and Bill, we will take your questions.

Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation, and in our most recent SEC filings.

In addition, we’ve included some non-GAAP financial measures in our discussion. Reconciliations to the most directly comparable GAAP financial measures can be found in today’s press release, in the appendix of today’s presentation, and on our website at www.alcoa.com under the “Invest” section. Any reference in our discussion today to EBITDA means adjusted EBITDA, for which we have provided calculations and reconciliations in the appendix.

And with that, I’d like to hand the call over to Klaus Kleinfeld.

Klaus Kleinfeld^ Yes, hello, everybody. Let me describe this quarter first, and summarize it. The transformation accelerates, all groups improved on a quarter-to-quarter as well as a year-to-year basis. You really do see two themes, two major themes. One is the strong operational performance, and the second one is our transformation is continuing and we’re changing the portfolio. So let’s start with the operational performance, and Bill will go into this in detail.

The downstream has the highest ever profit as well as margin. The midstream profit is up 34%, and on the upstream side, we also showed improved performance. This is now a story that goes on for the 11th consecutive quarter.

We see productivity this quarter, $302 million, it’s coming from all segments year-over-year. So the net debt and the balance sheet is much, much more healthy at 6.9% [Alcoa correction: $6.9 billion], lowest debt level since September, 2007, and a positive free cash flow of $260 million.

So let’s talk also about the second theme, the portfolio transformation. About two weeks ago, exactly two weeks ago when we were on the call here, and I guess most of you listened in and announced that we will be acquiring Firth Rixson. This is a great fit to us. It strengthens our already pretty robust aerospace portfolio.

But inorganic growth is not the only name of the game. We also have been very, very strong on the organic growth side. Just to pick out a few things that happened in the quarter, $100 million investment that we announced to expand our structural engine component offering in Indiana, La Porte, Indiana, and a $25 million investment to further enhance our jet engine blade performance, and this one was in Hampton, Virginia.

At the same time, we also continue to work on the upstream side, on the commodity side. So we safely executed the curtailment in Brazil, and on top of it, we signed a letter of intent to pursue the sale of our Jamalco interests. This is the refinery where we have a 51% [Alcoa correction: 55%] ownership in Jamaica.

So with this, Bill, why don’t you give us a little more color on the numbers.

William Oplinger^ Thanks, Klaus. Let’s quickly walk through the income statement.

Revenue increased roughly $380 million on a sequential quarter basis to $5.8 billion, primarily driven by higher realized aluminum prices and higher volumes in our mid- and downstream businesses. We saw revenue growth across all of our major end markets. Compared to a year ago, revenue was essentially flat.

Cost of goods sold percent decreased sequentially by 80 basis points, due to better price and mix for the quarter and productivity gains, partially offset by cost increases. Costs of goods sold is favorable 270 basis points compared to a year-ago basis.

Overhead costs are essentially flat as a percentage of sales on both the sequential and year-ago quarter basis. In absolute terms, SG&A was up slightly this quarter due to the Firth Rixson acquisition costs of $13 million pre-tax.

Our effective tax rate for the quarter is 38%, which is consistent with our expected operational rate for the year, as the impact of discrete and special tax items in the quarter was not significant. However, we’ll continue to experience swings in the rate, given the volatility for our profits within each taxing jurisdiction.

Overall, results for the quarter are a net gain of $0.12 per share. Excluding special items, we have net income of $0.18 per share, which is twice the adjusted earnings from 1Q. Let’s take a closer look at the special items.

Included in the net income of $138 million is an after tax charge of $78 million or $0.06 per share, primarily for restructuring. During the quarter, we began the initial closure activities at the Point Henry smelter and rolling mills in Australia.

This accounted for $49 million out of the $54 million in restructuring charges. 83% of the charges are non-cash, related primarily to accelerated depreciation. Since closure of the Australian plants will continue during the second half of the year, further restructuring charges are expected to be $50 million to $60 million after tax for the remainder of 2014, approximately 90% of these charges are expected to be non-cash.

In addition, in the second quarter, we recorded after tax charges of $11 million related to the renewal of the US Master Labor Agreement, and an additional $11 million associated with fees incurred for the recently announced acquisition of Firth Rixson. We’ve completed the restart of the pot line at the Saudi joint venture smelter.

We experienced unfavorable impacts related to the restart amounting to $6 million in the second quarter. Discrete and special tax items were an unfavorable $2 million in the second quarter. Lastly, mark-to-market energy contracts in the second quarter were a benefit of $6 million, which we’ve backed out of the operating earnings.

So in aggregate, this results in net income excluding special items of $216 million or $0.18 per share. Let’s look at the results sequentially.

On a sequential basis, LME was a tailwind this quarter. As LME prices on a 15 day lag were up $54 per metric ton, and FOREX went against us, largely due to the strengthening of the Aussie dollar and the Brazilian real. As you can see, overall performance for the quarter was $81 million, more than offsetting cost increases.

Volumes are higher, driven by share gains in EPS, higher seasonal packaging volumes in the rolling business, and increases in primary shipments, partially offset by upstream curtailments. The quarter benefited from stronger regional premiums, which contributed $22 million after tax. This was somewhat offset by continued pricing pressure in rolled products.

All of the businesses continue to deliver productivity gains. In addition, we realized a $24 million positive impact in energy, primarily driven by higher energy sales in our Latin American hydrofacilities. Cost increases for the quarter were largely driven by unfavorable costs absorption in the rolled products segment, and higher maintenance costs in the refining business.

Turning to the year-over-year look. On a year-over-year basis, LME was a negative, as prices on a 15 day lag were down $86 per metric ton. Currency was favorable in the quarter, driven by a stronger US dollar.

We delivered $188 million of after tax productivity gains or $302 million pre-tax. And you can see, this has been a huge driver for our performance, which outpaced some of the higher cost pressures we’ve seen.

Volumes are higher, driven by aerospace growth in the downstream business and higher aluminum wheel demand. These are partially offset by lower packaging volumes and alumina shipments.

Higher premiums, both regional and value add, contributed to the favorable price mix impact. This performance was somewhat offset by continued pricing pressures in rolled products.

And lastly, cost headwinds year-over-year were predominantly driven by inflationary increases, higher maintenance, and raw materials expenses and the Saudi Arabia startup costs. These costs were partially offset by lower pension expense and lower taxes.

Now let’s turn to the segments. The downstream business, EPS, delivered their 17th consecutive quarter of year-over-year quarterly ATOI growth. Moreover, they delivered an all-time quarterly record ATOI of $204 million, which is up 8% sequentially and up 6% compared to the second quarter of 2013.

This segment reported its best ever quarterly EBITDA margin of 23.1%, compared to 22.2% for the first quarter of 2014 and same quarter last year, and the business continues to grow. Third-party revenue was $1.5 billion, up 4% sequentially, and up 2% versus the second quarter last year, driven by continued share gains and new products, while also delivering cost savings through strong productivity.

As we look toward the third quarter, we expect the aerospace market to remain strong, but see lower US defense spare parts demand.

Regarding our non-residential construction business, we’ll continue to see a decline in Europe, but we expect continued gradual recovery in North America. Heavy duty truck will remain strong in North America, but will be offset by declines in Europe.

So in aggregate, we expect EPS to continue to build on the strong second quarter. ATOI is anticipated to grow by 5% to 10% over last year’s third quarter result through continued share gains, stronger market conditions, and productivity.

Turning to the rolled products business. The GRP segment increased profits by 34% this quarter. While part of that improvement is attributable to the non-recurrence of the mill closure costs in 1Q, the segment did realize a significant upside from seasonal volumes in the can sheet business, and improved industrial and commercial transportation volumes. However, pricing pressures continue, particularly in the packaging and industrial businesses.

Productivity improvements in the quarter outpaced cost increases, although the segment recorded a large portion of the labor negotiation costs approximately $4 million after tax or $12 per metric ton pre-tax. As we look out into the third quarter, we expect GRP to be impacted by the strong auto demand for both auto sheet and brazing sheet, and the further ramp-up of the Davenport auto line. In total, ATOI is expected to be down about 15% sequentially, but this is mainly due to the seasonal impacts we see in the third quarter.

Let’s move to the Alumina segment. In Alumina, production volumes decreased 95,000 metric tons from the first quarter to the second quarter, due to our partial curtailment at Poços and a weather related interruption at Point Comfort. The Q2 earnings decreased $54 million from the first quarter to $38 million, three factors primarily drive the change.

In the first quarter, we had an $18 million benefit from the sale of our Surgold interest, which did not recur. Currency was a negative impact of $17 million, due to the strengthening of the Aussie dollar and the Brazilian real. And lower volumes of $10 million, due to lower production.

Higher productivity only partially offset higher energy costs, maintenance, and the preoperational costs of the Saudi Arabia refinery. Pricing was mixed, with LME based pricing improving, while API based pricing had a negative impact.

Looking forward to the third quarter, lower API pricing in the second quarter will continue to impact the third quarter due to the 30 day lag. LME price contracts will follow the typical 60 day lag. Preoperational costs at the Saudi Arabia refinery will be similar to the second quarter, and production will increase in the third quarter by 75,000 metric tons due to the non-repeating nature of the Point Comfort interruption. Overall, stronger volume and continued productivity gains are expected to offset higher energy and other cost increases.

Move to primary metals. Earnings in this segment improved $112 million to $97 million in the second quarter, compared to a loss of $15 million in the first quarter. Sequential performance improved $66 million, which combined with the Alumina segment, marks our 11th straight quarter of performance improvement in the upstream business.

LME and foreign exchange combined to improved earnings by $27 million. Overall production volumes were lower, due to our curtailments at Sao Luis, Poços, and Massena East. This quarter improvement in price and mix came from favorable regional premiums of $22 million, higher shipment volumes, and stronger cast house premiums.

Energy impacts, including power costs and power sales, improved $21 million sequentially. Power sales from our curtailed Brazilian smelters were a positive $40 million, partially offset by lower generation at our US power assets of $12 million. Productivity gains offset cost increases.

Portfolio actions and special items. It includes the restructuring charges associated with Massena East and Point Henry, and lower Saudi Arabia joint venture smelter restart costs. As we look to the third quarter, our pricing will continue to lag by 15 days to the LME price.

The restart of the Saudi Arabia joint venture smelter is complete. The Point Henry closure will reduce production nearly 50,000 metric tons and cost an additional $7 million. And we anticipate lower energy prices in Brazil, reducing energy sales $10 million in the third quarter. In summary, we expect productivity gains to offset cost increases in the third quarter.

Turning to working capital. In the second quarter, our working capital increased by four days versus the second quarter of 2013, primarily due to an inventory build to support automotive growth and third-quarter 2014 sales expectations.

Also contributing to the increase was an inventory build to fulfill short term stocking requirements for both our contingency plans related to the recently completed labor negotiations, and recently announced curtailments. As you can see from the chart, these impacts will reduce over time.

Since the second quarter of 2009, we’ve reduced working capital by 18 days. On an average year-to-date basis, which summarizes the results of our working capital management during the course of the year, we are up one day versus last year.

Moving on to the cash flow statement and liquidity. Cash from operations totaled $518 million for the quarter, leading to positive free cash flow of $260 million. Our ability to generate positive free cash flow was driven by strong quarterly earnings, and the absence of incentive compensation and interest payments made last quarter. We continue to contribute cash to the pension plan totaling $282 million year-to-date, which represents approximately 45% of our estimated total contribution of $615 million.

Lastly, capital expenditures for the quarter were $258 million, with $114 million on growth projects. It’s important to note that 95% of the growth spend was in the mid- and the downstream.

Turning to cash and debt. From a liquidity perspective, we’re ending the quarter with $1.2 billion in cash. Gross debt increased slightly in the quarter, as we ended the quarter with $223 million of commercial paper outstanding. However, net debt of $6.9 billion is the lowest level since the third quarter of 2007, as we generated free cash flow and increased our overall level of cash on hand.

Debt to cap ended the quarter at 35.4%, and we expect to get back into our target range by the end of the year, excluding any impact from the Firth Rixson transaction.

Now let’s move to the performance against the 2014 targets. Through the first half, we’re on target to hit our full year goals. Year-to-date productivity is ahead of schedule, with $556 million of productivity gains achieved in the first half of 2014 against our target, our annual target of $850 million.

Growth capital spend has been $206 million, and is anticipated to ramp up during the year to meet the $500 million target. Sustaining capital through the first half was $261 million, significantly lower than the run rate of $750 million would suggest, but we anticipate that will also ramp up during the year.

Saudi spending of $64 million is essentially right on target. And as I said on the last slide, debt to cap is expected to get back within our target range by the end of the year. And lastly, we’re still targeting positive free cash flow for the year.

To close out my comments on the quarter, we had a strong operational quarter with continued record results in our downstream segment, and improved performance in both the midstream and primary metals businesses. We saw significant improvement in sequential free cash flow, and ended the quarter in a strong liquidity position.

Turning to the aluminum market. We’ve not changed our view that market fundamentals are positive, and we’re reaffirming our global aluminum growth projection of 7% this year. Supply and demand for both the Alumina and aluminum markets are essentially balanced. However, both markets have tightened lately.

In the case of metal, we’re now projecting a 930,000 metric ton annual deficit, up from 730,000 metric tons. And for Alumina, the projected surplus has shrunk from 2.2 million metric tons to 800,000 metric tons.

The 2014 Alumina surplus tightened since the first quarter by roughly 1.4 million metric tons, driven by two factors. First, Indian production is not coming online as quickly as we expected. And secondly, China imports are increasing.

The change in the aluminum projection is driven by a lower surplus in China, reflecting curtailments that have been executed. In the rest of the world, most of the curtailments announced during the first half have been executed; and therefore, we’re maintaining our view that the market is in a deficit of slightly over 1 billion [Alcoa correction: million] metric tons.

Total inventories at the end of the second quarter are estimated to have fallen roughly 680,000 metric tons, from 10.8 million metric tons ending the first quarter. This decline was broad based, with stocks falling in China, the LME, and off exchange. The producer held inventories remain near record lows of about eight days.

Expressed in days of implied global consumption, inventories have fallen 5.1 days to 70.5 days compared to 76.6 days at the end of the first quarter. Overall premiums have reached a historical high in the second quarter.

At the end of the quarter, the US Midwest now sits at $0.195 per pound, with the other premiums also increasing during the quarter. Regional premiums continue to be driven by strong year-on-year growth and demand as I mentioned at the opening, plus the impact of reduced production, and some regions tightening the supply demand balances.

Let me turn it back over to Klaus to discuss the end markets.

Klaus Kleinfeld^ Yes. Thank you, Bill. So let’s go through the end markets, and let’s start in the usual fashion with aerospace. We expect an 8% to 9% growth. This is pretty much unchanged to the number that we upped in the first quarter, and this is supported by a lot of things.

And by the way, I want to mention that you see a new format here today to make it easier for you to take these things back home. So we included a lot of the things that I’ve typically given you in color on those charts, and you let us know whether you like this format or whether you like the old one better.

So back to this. So this is supported, the growth is supported by lots of data. We see large commercial aircraft, the segment is growing with 12.1%. There’s the very strong commercial jet -order book it’s now nine years of production.

The fundamentals, according to IATA, are very, very good. They are expecting a 5.9% increase of passenger demand, 3.1 increase of cargo demand, and also expect the airline profits to be up they expect around $18 billion for the industry.

It’s also reflected on the jet engine side. There the -order book is also full, and roughly also has kind of the same backlog with 23,000 engines are on firm order.

And a nice additional thing is the regional and jet market, it continues to rebound. We see a growth of 13.2%. This is the highest order book in five years.

Let’s move on to the next segment, automotive. In North America, we are believing that we would see a growth of 2% to 5%. This is pretty much unchanged to what we had believed before in the first quarter now also the start of the year.

We see sales are up pretty substantially, in June 1.4 million units. This is up 1% year-on-year and 4% year-to-date. There is still a good pent up demand sitting there, and that’s really important to note and reflecting how is this already all we would see?

The average fleet age is now at 11.4 years here in North America compared to a 9.4 years as a historic average. Inventory is also down 59 days. The historic average is more around 60 to 65.

Incentives are steady, and production is up. May production is up 4%, and the year-to-date up 3%. That’s very good news.

On the European side, automotive, we believe we’re going to see a growth this year between 0% to 4% unchanged to our beliefs before. The registrations are up 7%, and production is slightly up with 0.1%. And China, we believe grows between 6% to 10%, that’s also unchanged to what we saw before, and the sales on the year-to-date basis are up 9% so far.

Let’s move to the next segment, heavy duty trucks, also a very good story here in the US. We actually are increasing our projection, growth projection for this year. We used to have 5% to 9%, and you see we’re bringing it up to 10% to 14%.

Now, and orders are up 20% year-on-year, and on a year-to-date basis even 28%. The order book is very nice, it stands at 119 [Alcoa correction: 119 thousand] trucks. The historic average is 114, this is up 39%.

Decent fundamentals, 3.7% of the freight ton miles are up. 1% freight price up. Production, we believe the forecast is increasing. We need to do things, 140,000 units on a year-to-date basis, this is 15% up on a year-on-year basis.

Heavy duty trucks for Europe, we believe the market is going to shrink between 1% and 5%. This is unchanged. And remember, we were seeing currently on a year-on-year basis a 12% shrinkage. Remember, this was very much also because of the regulatory change from the EURO IV [Alcoa correction: V] to the EURO V [Alcoa correction: VI], and it’s not yet reached the production level because the Euro IV [Alcoa correction: VI] orders are making it through the books and that’s why you see the production up 3%.

China, we believe it’s 0% to 4%. That’s slightly up from what we said before, minus 1% to 3%, and the reason for it is the market is stabilizing. Keep in mind that 2013 was an enormously strong growth year, a 30% growth, and also on top of it we see that the infrastructure that is necessary for the regulatory changes, for instance, the low sulphur gas, availability is now there.

So let’s go to the next segment, packaging, North America, also our projection is unchanged. We believe the market is going to shrink minus 1% to minus 2%. The demand here is on the one hand declining around 3.7% on a year-to-date basis for carbonated soft drinks, but there’s a counter position to this on the beer segment that’s actually growing in the US by 3.4%, but the net is a slight decline we believe.

On the European side, packaging, we are projecting 2% to 3%, unchanged from what we saw before. And on the China side, we also have not changed our number, it’s 8% to 12% and it’s very much driven by increased beer and Herbal Tea. Herbal Tea is the largest can segment in China that’s driving that.

Let’s go to the next segment, building and construction, North America, very positive early indicators, non-residential contracts awarded up 11%. This is usually a good indicator with a lag time between 9 to 12 months until it makes it into spend.

And another one, the architecture building index also positive was 52.6 in May up from 49.6 in April. This usually has a lag time of 12 to 15 months. And then the Case Shiller home price index plus 10% in the first quarter, this is a very, very nice continuation. So finally, the market is coming back.

In Europe, it’s not yet there. We continue to believe it’s shrinking between 2% and 3%. This is unchanged from what we saw before, and in China we do believe the growth continues on a 7% to 9% basis.

Industrial gas turbines, the last end market segment, we see a minus 8% to minus 12% on the global basis. Orders are flat compared to 2012, down significantly from the higher 2011 levels. And also on the spares demand, we do see a negative impact from the shift in the energy mix and the usage in key regions.

And in North America, we also see that natural gas prices have increased, partially driven by the harsh winter here and coal has continued to gain share back. In Europe, we see that gas fire power continues to get squeezed by low priced coal and subsidized renewables.

So, this gives a good overview I think on what we see in the end markets. I think overall, particularly how we as Alcoa are positioned, and if you match this with the markets, that we are positioned in, it’s a pretty good picture. So a pretty nice picture for our offerings going into markets that are receptive to it.

So let’s also talk now about Alcoa, and let’s talk about some of the exciting things that are happening here. Probably as a frame, let’s put it into the frame of you remember that last year we celebrated our 125th anniversary. And most of you also know that our founder, Charles Martin Hall, together with his sister, Julia Hall, invented the industrial process of aluminum making 125 years ago.

But they didn’t stop there. They already went into making aluminum applications. And also our forefathers then went further and used multi material solutions, and that’s also what gives us the foundation for the strategy that we are following.

We are continuing the transformation, and we’re accelerating it. We’re accelerating it with two main themes.

The one theme is, we’re building a lightweight multi materials innovation powerhouse. And the second theme is, we’re building a highly competitive commodities business. So, I’d like to give you a little bit more color on these developments, and provide you with some examples and also provide you with a quantification of the impact these things have, because very often people ask the question so what exactly does that mean in terms of where the Company is going?

Let’s start with the first one here on the lightweight side. I picked out three examples. It’s a hell of a lot more, but I picked out those three examples here, kind of also giving you a mix as to the whole end market side of things.

Let’s start with aluminum lithium on the upper left hand side. We came out with aluminum lithium, the second generation, as a very, very innovative solution for many, and we started out with the aerospace industry. Because we’re able with this to provide solutions that are 10% lower weight against composites on the single aisle fuselage application, and that’s partly and mainly due to the characteristics of aluminum lithium, lower density 5% to 7% and higher stiffness at 7%.

And that all helps for the aircraft makers to achieve their goals for the newer airplanes to have a 20% better fuel efficiency. Obviously, the jet engines, and we’ll come to this, play a major role in there too, but also the weight of the plane plays a big role.

Then one really strong argument for aluminum lithium in many applications is the corrosion resistance. It allows for two times longer inspection intervals. And the maintenance costs on aircraft are very, very high, particularly in certain parts which you can’t reach unless you really take the plane pretty strongly apart.

So this allows the maintenance costs to go 30% lower, a great example. And guess what? We already have the $100 million contractually locked in as revenues for 2017.

So, let’s go to another example here on the right-hand side, the Ultra ONE. And I talked a little bit about the Ultra One, but I want to remind you of this.

This is the lightest wheel that exists on this planet. We brought it out this year. It’s 40% lighter than steel, and it saves up to 1,400 pounds per rig.

That allows 3% more payload, or 5% lower fuel costs if you don’t load it up. So depending on which environment you’re in, depending on how your business is going, you have a choice. A great short term payback, a fantastic product.

And to remind you again, the wheels business is a very substantial business, and we continue to innovate in that. We project $1 billion revenues of this business by 2016.

My last example here on the lightweight side, is AIVs, the aluminum intense vehicles. And obviously, they go for better fuel efficiency and superior performance.

What happens here is, they allow the automotive makers to meet the CAFE regulations with the 54.5 miles per gallon target by 2025. Because they reduce weight, and we’ve just seen this Oakridge EDAG study mid-last year that came out where they did a very, very decent job in analyzing it. The mid sized sedan can be light weighted by 28%, improving the fuel efficiency by 18%, and that’s fantastic.

Or when you look at the F-150 that was launched earlier this year, the F-150 is 700 pounds lighter. And what Ford said, also, is it accelerates, brakes, tows, and resists corrosion like never before. That’s Ford’s words, but I couldn’t have said it in a better way honestly.

And again, auto sheet is one part of the business under our midstream business, and this will allow us to have $1.3 billion revenues in 2018. So you get a feel for these things.

So let’s look at the next slide. It looks complicated, but it’s really easy to understand. This is a cut through a wing, and on the left-hand side you see a metallic wing, and on the right-hand side you see a composite wing.

And why did I choose a wing? Because the wing is probably one of the most complicated applications, particularly the composite wing, is one of the most complicated multi material applications, and most demanding. And the reason for this is, I’ll come to it, and as you see here, we are depending on—let’s go to the left-hand side on the metallic wing.

Obviously, the metallic wing, the majority of the material is aluminum in there. However, there’s a lot of other materials that have to be conjoined there too. And also the fasteners are not aluminum, titanium as well as stainless steel as leading here in the main.

And just want to remind you, with all the offerings that we have around aerospace, if you take a classical metallic plane, the Boeing 767, our ship set for Boeing 767, it has a value of $2.2 million per plane. That includes everything, everything that goes in there. Now go to the right-hand side on the composite wing, and that’s when it really becomes complicated. Because just imagine this, you have composite skin, you have aluminum, you have aluminum lithium, and you have titanium.

Now all of this flies through the air, and goes through high temperature changes and high pressure changes. And also, because composites by definition are not conductive, therefore, there’s the real problem of the lightning strikes.

So this is where our multi material capabilities totally shines. And it probably shines most in this thing that looks very small, which is the fastener or the Flite-Tite fastener, which is a fastener that we invented to solve a substantial problem of all CFRP planes. And that’s basically, how do we deal with lightning strike, and how do you guide a lightning strike through the wing that carries the kerosene which is highly—it can be very easily ignited.

So—and also reminding you on the 787, which is a composite plane, the total value per ship set that we as Alcoa deliver is $4 million. A large chunk of that is coming from our fastener solution.

So, let’s also look at the innovation, at some more of the innovations, much like the lightning strike fastener that I just talked about. Here on the innovation, I want to mention the Alcoa 951. The 951 is a break-through for durable bonding, and it’s a key enabler for making aluminum intense vehicles happen.

And that allows the demand for metal to increase by one million tons, we believe, in no later than 2025. It chemically bonds aluminum to the adhesive, and it allows the bond to be nine times more durable than any competing solution there. It allows also to go with 20% to 25% fewer rivets.

And if it hadn’t been for us deciding after Ford came to us and said look, can you please license this through to the suppliers? The solutions that would have been there would have by no means been maybe to match up and solve.

On the upper right hand side, your upper right Dura-Bright EVO, this is another great wheel solution. It’s a specially coated new wheel. It’s a 10 times improved corrosion resistance versus other aluminum steel, other aluminum wheels. It really requires no cleaning. It looks new longer, and it’s six times brighter.

Then you go to the lower left-hand side, again, advanced coatings here. Advanced coatings that we apply to blades. They protect the airfoil against the effect of high temperature.

Keep in mind, we have talked about it those that followed our announcement two weeks ago on Firth Rixson. And this is the most critical component. Together with the discs, they sit in the hot part of the jet engine, and they allow the jet engine to increase their fuel efficiency.

It increases also, the coating life 3 times to 3.5 times. And this allows, as I said, the higher temperature in the hot part of the engine.

And on the right-hand side, you see Reynobond. It’s a nice product for our building and construction markets. It’s a polyethylene core, and between the sheets aluminum, zircanium, copper or stainless steel. Multiple design options, 50% lighter, or 20% less cost, easy to install and fabricate.

And all of this, if you put all of this together, this is just a subset together with the fasteners, if you put all of this together, we have clear targets that we put out there. And the targets are $1.8 billion value add organic growth coming from innovation and share gain. This is what you see, and here you see some examples on this.

Organic growth via innovation is a big driver of our value add business, and it’s also reflected in some of the most recent investments that we made. Here on the left-hand side, you see our investment in Hampton, Virginia, and this is around blades.

We invest $25 million, will be completed by the end of next year. It’s basically around nickel-based super alloys, because this is jet engine components. And jet engine components, most of them are not aluminum, and the reason for it is because aluminum has too low melting point.

It cuts the weight. What we do there, it cuts the weight of the blade by 20%, and enhances the aerodynamic performance. And it also increases the fatigue resistance, and lowers the maintenance costs. A great, great winner.

And then on the right-hand side, you see La Porte, Indiana, where it’s more around the structural casting components. This is a $100 million investment, also completed by the end of next year. And most of it is actually supported by contracts, and this allows us—this is not just expanding what we normally do, but allows us also to do structural casts that are 60% larger.

Why is that important? Because you see that the widebody airplanes are gaining. With widebody airplanes gaining ground, also larger jet engines are gaining ground. So with larger jet engines gaining ground, the issue is that you have to allow the components to be bigger.

And that’s really what we are doing here, so a great investment into a great market. And as I said, most of it is already secured by contracts. And the facility will have all the hi-tech most advanced manufacturing facilities from digital x-ray, 3D printing of prototypes, to automated casting furnaces.

And this all falls into what we call Alcoa APP or Alcoa power and propulsion business. It’s an investment casting business, and the revenues there for 2016 we project $2.6 billion of revenue. So this all is basically the organic stuff that’s happening.

Let’s also talk about the inorganic stuff that we recently announced, and this is Firth Rixson. Firth Rixson, a nice addition to our already strong suite in the aerospace, and particularly in the jet engine side. To the rings, the metals business, as well as the discs.

What do they bring? They have the largest seamless rings. They have a full range of engine discs, all kinds of diameters.

This doubles the Alcoa engine content on key programs basically right away. Their material mix is 60% nickel, 25% titanium, 15% steel, and also a little bit of aluminum. And also, they use some metal powder technology, and they have the integrated nickel supply structure.

On top of it, the technology that we will be adding there is absolutely leading edge, particularly the specialized isothermal process. It’s state of the art, not just the process, but also the equipment in regards to automation, as well as controls. And that is very important in terms of what innovation capabilities you can have there.

It allows for a higher operating temperature in the turbine, 70 degrees. And the 70 degrees will actually lead to a 40% improvement in combustion efficiency, which is a major contributor to the 15% fuel efficiency in the jet engine.

So what does Firth Rixson bring? It will bring us $1.6 billion revenues, and $350 million EBITDA in 2016. So all of this and what I talked about so far, is part of what we call building a lightweight multi material powerhouse.

But let’s also talk about the commodity business, because there’s great stuff going on in the commodity side. Let’s talk about Alumina.

We are continuing, because this is a commodity business, so here the major focus is cost. And that’s what you see there. We’re really looking at every lever, we’re using every lever.

So look at on the top left-hand side, you see the productivity from 2009 on every year major contribution of productivity. A fantastic job, and it’s working very well.

Then the second thing, optimizing the refining capacity. You see on the one hand, record first half production in our low cost Australian system. On the other hand, you see 1.7 million tons of capacity, high cost capacity, obviously curtailed.

And then you see portfolio actions like the recent announcement of the letter of intent for the sale of our Jamalco interests. And then, as a third thing you see another type of actions, which are: number one, continued productivity, number two, bringing San Ciprian further down.

We’re going to get a pipeline, a natural gas pipeline, it’s currently built. They’re going to San Ciprian. This will allow us to come down substantially, $20 per metric ton, down on the cost curve. It will be completed by the end of the year. So from 2015 on, you will see that reflected there.

And I’ve just come back from Saudi Arabia, well two weeks ago actually, and I can tell you we are receiving the first bauxite there to the main site. And the refinery is in the last stretch of getting completed. It will ramp up in the fourth quarter, as we have always said.

So smelting business, the smelting business, same story basically.

By the way, I forgot to mention on the previous one. That’s also the reason—let’s go back. That’s also the reason why when you look at the right-hand side, where we are on the cost curve, the Alumina business is pretty nicely positioned on the cost curve.

We’ve been able to move it down from the 30th percentile to the 27th, and we believe we can further bring it down to the 21st percentile. So nine percentage points improvement. So this is what you will continue to see.

Let’s go to the smelting business. Okay, there it is. Okay, so cost improvement same story, continuous improvement on productivity, a really, really good job.

Then, the restructuring of the portfolio. Because here on the smelting side, general competitiveness, which you see reflected on the right-hand side, was not as great as on the Alumina side, because we started out in the middle of the cost curve, 51st percentile. So we had to do more of a restructuring.

And that’s why you see 28% of all capacity is closed or currently curtailed. And that’s a great job to have it done in the way that it was done, but we’re not at the end here. There’s much more happening. Productivity gains will continue.

We have at the same time also been able to bring the existing—some of the existing assets further down on the cost curve through a very good negotiation like in Quebec, where we now have secured a long term energy agreement. And we are completing our Saudi Arabia smelter, and basically starting it up.

What have we been able to do? Well we started, as I said, as you see on the right-hand side, on the 51st percentile. We’ve come down to the 43rd percentile, which is a pretty good move already with the actions. And we believe we can come further down to the 38th percentile. So 13 point improvement, and this is very, very good.

And this is, what I just talked about on the aluminum as well as on the Alumina side, this is what we mean when we talk about we’re building a highly competitive commodity business. With a commodity business, it is not essential what your total volume is. But what is essential is that the assets that you have are low on the cost curve, and that’s what we are doing.

So let me summarize. We’re transforming Alcoa, and we are creating a compelling sustainable value. And we’re building out those two components, the value add, which is a lightweight multi materials innovation powerhouse. And you saw some of the examples there, and obviously there are hundreds more. At the same time, we’re focusing on creating a highly competitive commodity business.

So why don’t we, with this, open the floor for questions.

+++ q-and-a

Operator^

(Operator Instructions)

Our first question comes from the line of Paretosh Misra with Morgan Stanley. Please proceed.

Paretosh Misra^ Thank you. My question is about your GRP segment. Can you give the sense as to what capacity utilization rate you are running for your aerospace plate and sheet parts and for the beverage can sheet products?

Klaus Kleinfeld^ Say that again. I did not fully get. What are you asking for?

Paretosh Misra^ The utilization rate for your rolled product segment, something that you used to provide for the aerospace products and for the canned sheet products, if you could.

William Oplinger^ Paretosh, hi it’s Bill. Thanks for the question. We typically don’t provide the capacity utilization by particular product lines, but what we can tell you is that, that segment in total is running at around a 75% utilization rate currently.

Paretosh Misra^ Great. That helps, thank you.

Klaus Kleinfeld^ Thanks, Paretosh. Next question?

Operator^ Your next question comes from the line of Sal Tharani with Goldman Sachs. Please proceed.

Sal Tharani^ Thank you, Klaus if I look at your aerospace portfolio with this acquisition $4.8 billion in 2013, looks like it’s going to about based on the projections for the acquisition acquiring company and company acquiring and the ones you have is going to be about $6 billion by 2016, very close to what PCP is right now about, $6.5 billion, so you are going to be a very major player. I’m just wondering what do we expect in terms of growth in this business beyond that you’ve mentioned 19% for the Firth Rixson but in your organic business do we see similar growth rate beyond 2016 and also are there any CapEx opportunities in the Firth Rixson like you’re doing in your organic portfolio right now?

Klaus Kleinfeld^ Sal this is a long question that you’ve asked back then. So let me try to answer them one after the other.

I think the growth projection on Firth Rixson is very much driven by them just starting up their Savannah operation. So the growth that you see there and the reason for the enormous growth that you see there is that they are just bringing that online and the good news is as I think I said last time is that 70% of that growth is backed by contract. You will see good growth driven by the positions that we have and we disclosed the positions now on the planes as well as on the engines.

So all you really have to do is look at the value that we have in there and look at the projections from the aircraft makers, you know, what we’re seeing, what we’re seeing in there. We believe that in general I mean the engine segment is going to grow 7.2% and the commercial aerospace segment over the long term is going to grow with 7%.

So then the other question that you had and we have all intention and all good belief that we will grow with it and if not above it. You know, so with the way we are positioned, but you can actually see that also in the stuff that we provided in the last time. So the second thing that you asked is further organic growth opportunities.

The answer to this is yes and you already see—I showed you two examples of this quarter, you know, and the one was in La Porte and the other one is in Hanover [Alcoa correction: Hampton] and both of those show clearly that we have great opportunities with additional technology there and frankly, we’re just putting this in. This will come online by the end of next year and so I’m really optimistic on that and I think the other thing that you have to keep in mind is that—I very much believe when you get the value proposition of what you’re offering right, you will do well and when you think about what is the biggest value proposition of new planes, the biggest value proposition of new planes is 20% fuel efficiency, 50 percentage points of this comes from the new jet engines, right. And the sweet spot in the jet engine is the combustion chamber, right.

And the sweet spot of the combustion chamber are the blades, the vanes, and the discs, and the shaft because the higher you can go in regard to temperature, the better you are in regards to combustion efficiency. That’s the part that we are in and we now with Firth Rixson will have a totally complete offering. So I mean I couldn’t be more optimistic on that as long as the market stays as it is and with a nine year order backlog, there’s very few markets where you have characteristics like this, Sal. Okay. Should we go to the next question?

Operator^ Your next question comes from the line of Timna Tanners with Bank of America. Please proceed.

Timna Tanners^ Yes, hey, good afternoon.

Klaus Kleinfeld^ Hey Timna, hi.

Timna Tanners^ I have two questions if I can sneak them in just really straightforward I hope, but on the outlook for the global rolled product segment you talk about being down sequentially 15%, talking about seasonal impacts but that’s even lower than last year’s seasonal Q3 and this is the area where we’re supposed to be seeing I would think some benefits of F-150. So can you correct me and help me understands what’s going on there?

The other question hopefully straightforward as well on primary, just trying to understand the $40 million in energy sales and how to think about that not just in the third quarter but going forward. Is that sustainable; is that part of the segment going forward? Thanks.

Klaus Kleinfeld^ Okay. They are straightforward question, so you can’t just look, Timna, if you want to adjust the 15% change for the next quarter, you can’t just look at the last year, you know. You have to look at it more over a longer period of time because this is really the seasonality that we have in there and by the way, I think we said approximately 15%.

William Oplinger^ Right.

Klaus Kleinfeld^ So you can never tell 100% part of it depends also on the packaging side I mean if you have a hot summer particularly here in the US even though the market is not growing overall but it’s still at almost 100 billion cans a year, so this is one impact. The second thing on the automotive is you’re right; this is the area where the automotive growth was and keep in mind the real big volumes come up.

This is currently we have gone through the qualification phase. We’ve started the projection in Davenport, the auto production end of last year. We’ve then starting to ramp it up, we’re going through the qualification and the preproduction and then the once the cars get into production come into the shop floors, this is when you would see the real volumes coming in there.

In fact, I mean you actually today you—and I think Bill pointed that out and in the working capital chart today you actually see a negative impact from some of these things and it’s basically reflected in the inventory going up because when you go through this ramp-up phase, this qualification phase, you have to have a little bit more inventory because you are trying out some stuff and Ford is trying out some stuff and others are trying out some stuff. I would say the moment the aluminum cars particularly the F-150 come into the shop floors, you will see this volumes going up. That’s how I would look at it and on Brazil what’s the other question Timna, I mean, Bill, you said $40 million—

William Oplinger^ If you don’t mind, let me put some color around that. The Brazilian energy sales benefited us in the second quarter by about $40 million, but offsetting part of that was lower volumes and lower prices that we had in the US, Timna. So the net impact between that and the US hydro systems was about $28 million.

The Brazilian energy is a sustainable situation because in part we’ve sold some of that energy forward. We’ve reserved part of it for capturing spot market opportunities and it’s important to keep in mind that, that opportunity is really generated based on the optionality that we created a while back by having both smelting and energy in Brazil and so we’ve been able to gain those profits via curtailing the capacity in Brazil to be able to free up that energy to sell on the market.

Klaus Kleinfeld^ And it’s not the first time, Timna, that we are doing that. A lot of it is also because we operationally we have the capability to even on a short term basis which here in Brazil we have not done, we’ve curtailed a major chunk because our forecasts here say that this is the situation that’s going to continue for a while, but when you look at places where we have power assets like here in the US like Warrick that are connected to a smelter, you know, we are very, very good operationally in ramping it up and ramping it down and sending the energy into the market whenever this gives us a better profitability. This is one of the things where I would say our primary team has been very, very good in using those type of structural advantages coming along also with the operational capabilities.

So this is not—I mean the impact of this is pretty substantial this quarter, but this is not a new phenomenon. We’ve just gotten better with it I would say.

Timna Tanners^ Okay, thank you.

Klaus Kleinfeld^ Thank you. Next question, please.

Operator^ Your next question comes from the line of Josh Sullivan with Sterne, Agee. Please proceed.

Josh Sullivan^ Afternoon, Klaus, Bill, Kelly, great quarter here. On the engineered products business the margin profile continues to improve impressively up almost 100 basis points sequentially in year-over-year. Can you expand how you’re achieving this leverage? Is it the end of aerospace destocking? Is it fasteners? And then where can they go as these trucking opportunities and non-residential markets layer in there is also next generation aircraft like the A-350?

Klaus Kleinfeld^ Oh that’s a loaded question. I’ll give you a couple of data points. It sounds to me as though there’s really two big chunks. The one is what’s happening in this quarter and the second one is what’s going to go on for longer term? I think in Bill’s presentation you have and then maybe we can bring that on this screen for those that are in front of their computers. It’s page 6 in Bill’s presentation.

You see on—no, Bill’s presentation. Okay. We’re going back here. Okay, further, there it is, no. There it is.

You see on the left hand—no, this is page 9 strangely enough, page 9 in your deck, you know. So page 9 in your deck. You see on the left-hand side, lower left-hand side you see the bridge this quarter and you actually see what has been happening there. It’s on the one hand driven by productivity, on the other hand driven by volumes and basically share gains across all sectors, right?

That’s one thing and the second thing outlook here for the next quarter as you see on the lower right hand box we believe this is going to continue. Also on the profitability side we expect an increase between 5% and 10% for the next quarter.

Then when you go to the larger question, you know, are they in growth markets, my answer to this is yes, absolutely yes. I talked already about aerospace. I talked about jet engines in aerospace, you know. I talked a little bit about commercial transportation. I talked about wheels, but wheels is only one part of the commercial transportation offerings. Also think about large forged parts that fall into this segment here.

Then we can talk about building construction. We are very strong in the US as well as in the European market. The good news is the US market is coming back and the other good news is with the European market and our product offering European customers are much, much more interested in higher energy efficiency. So therefore we have very strong knowledge there. We are bringing some of the knowledge over here to the US because we see the demand is shifting and energy efficiency much like what we’ve seen with fuel efficiency in automotive is becoming more and more a decision criterion also here in the US and this gives us an additional advantage, you know.

So it’s a lot going on there, the markets are growing. So I’m very optimistic that we—and the innovation, the foundation for the foundation really as the market grows perhaps winning out the share, but the foundation of it is the innovation capabilities because the stuff we are coming up with is really unmatched and no other—I mean it can go from the lightest wheel on this planet to the blade that can stand the most heat in a jet engine or an industrial gas turbine. That’s really what’s driving it, Josh.

Josh Sullivan^ Great, appreciate it, thank you.

Operator^ Your next question comes from the line of Brian MacArthur, UBS. please proceed.

Brian MacArthur^ Good afternoon, just two quick, quick things. Following up on Timna’s question with Point Henry going down I thought it had coal deposits that supplied it, too. So is there an energy benefit from that as we go forward that’s sustainable too, and second question totally unrelated just on Firth Rixson are there pension obligations I need to worry about?

William Oplinger^ Yes, let me address the first one second Brian, and hello. The Firth Rixson deal includes that we’re going to pick up some pension obligations, so that is factored into the acquisition price, so we clearly have that not big obligations especially in comparison to what obligations we currently have, but they are pension obligations in the UK, so that’s the answer to that one. As far as the first question was?

Klaus Kleinfeld^ Point Henry.

William Oplinger^ Point Henry, sorry. Point Henry does have a coal-fired plant that supplies energy and we’re evaluating what the options are to do with that. We have not seen just to be clear there’s not any benefit built into this quarter’s earnings from the result of selling power at Anglesea because Point Henry was still operating through the second quarter but we are looking at what options we have at Anglesea in the future.

Brian MacArthur^ So there should be an offset as you shut that down of benefit to you?

William Oplinger^ There’s the potential. We need to go through some regulatory approvals and we’re in that process. So we’re looking at what the options are once it’s curtailed.

Brian MacArthur^ Great. Thank you very much.

Klaus Kleinfeld^ Next question?

Operator^ Your next question comes from the line of Michael Gambardella with JPMorgan. Please proceed.

Michael Gambardella^ Had a question on the body and weight technology that you have that you’re, you know, providing Novelis with the F-150. How do you protect that technology going forward beyond the F-150 into other model lines?

Klaus Kleinfeld^ Mike, that’s very simple. You’re talking about the A951, you know, so bonding capabilities and this is very simple. It’s fully patented. Nobody else has that and others thought they had something like this which showed up in the field as not being comparable. So I mean if we wouldn’t have—we were—the situation were when the customer started to realize that, they came to us and said look, I mean we cannot, we do not want to single source, but at the same time we need this bonding capabilities and so we decided to license it out and make it available to the whole industry, but we also benefit through the profits that we get through the license royalties.

Michael Gambardella^ Okay. So you do get license royalties from Novelis.

Klaus Kleinfeld^ Yes, we do, yes.

Michael Gambardella^ Okay. Second question if I may, just on aluminum lithium, is the bottleneck there, the capacity or the product acceptance?

Klaus Kleinfeld^ Well, I would say both at different points. I mean the first one is—I mean you’ve probably seen that we have invested $100 million over the last year I would say to expand our aluminum lithium capabilities and we now have three facilities that can make aluminum lithium.

We originally started with only one and this was outside of Pittsburgh at our tech center where this was developed and where we have this unbelievably great gang of metallurgical experts, you know, that came up with that stuff and we now can do that now here and also at another facility in the US and in the UK. So that’s the first thing that had to happen and this was the response to the demand, right? So we were supply constrained, but we are digging ourselves out of that with the expansion.

So the second thing is this is an industry, the aerospace industry, is an industry where they go through a very rigorous process of the qualification and therefore, you are absolutely right and usually you need to wait for a new platform to come online, right. So my expectation here is that the $100 million that we saw and that I mentioned on aluminum lithium, that’s really just the start because when you see today what is going on in the aerospace industry and the discussion around the next levels of renovations of planes, right, you see that in a lot of these discussions aluminum lithium plays an enormously important role and the reason for it are the reasons that I just mentioned, the corrosion resistance is the unbelievably strong argument particularly when you talk about the floor panels, you know, all the stuff where things drip on a plane and how difficult it is to rip this out, you know, and the maintenance interval if you can increase the maintenance interval, you know, this is a big, big winner. So I really think that on this end you will see much, much more.

Michael Gambardella^ Thank you.

William Oplinger^ Yes, Mike, thank you.

Operator^ Your next question comes from the line of Aldo Mazzaferro with Macquarie. Please proceed.

Klaus Kleinfeld^ Hello, Aldo.

Aldo Mazzaferro^ Hi, thank you. I had a question on the Rixson acquisition as well. On the forecast you made of the $1.6 billion in revenues that’s up from about $1 billion now and I think you said there’s a major facility that would come online.

I wonder if you could just tell us about that and as a second part of that question, the $350 million of EBITDA forecast, I don’t know if you could help us get that EBITDA down to ATOI or how much is the DA and how much is the interest on that EBITDA? Thanks.

William Oplinger^ There was a two part question the first part is the growth and a big part of the growth is Savannah (multiple speakers) yes, so I don’t know if you want to—

Klaus Kleinfeld^ Yes. That’s very, very, very simple, you know. I was distracted for a second here. So the growth is basically the Savannah growth and that’s all around discs and it has two components on the disc side. We have the one disc is I would say normally forged disc and the other is the isothermal forged disc and these things are critical parts to—for the engine makers to get their fuel efficiency up. You know, so and on top of it as I think I said last time, 70% of this growth of this $1 billion is—and a lot of that comes from the Savannah operation. It’s backed up by contracts, you know. So—

William Oplinger^ And the second question, Aldo, that you’d asked is the $350 EBITDA, how do we convert that to earnings? A lot of that’s going to be tied up in the purchase accounting, but so it’s very, very difficult to say, just trying to think if there’s any other guidance that I can give you on that. I don’t think there is. I mean it will all be based (multiple speakers), go ahead.

Aldo Mazzaferro^ I’m sorry, just wondering what kind of a depreciation or amortization schedule might you use on the purchase price. It’s purchase accounting you said, right?

William Oplinger^ It will be purchase accounting. It’s all going to be based on how much goodwill is associated with the acquisition, so all of that will be determined as we get closer to actually getting the deal closed and when we get there, we’ll tell you how much DD&A to expect on the deal.

Aldo Mazzaferro^ Okay. And just one second question, if I could, did you have any power sales other than the Brazil?

William Oplinger^ Absolutely. That’s what we were saying. When you look at the power sales in Alcoa, we have had power sales for years in Alcoa. We have had power sales associated in Tennessee. We’ve had power sales in North Carolina. We have power sales occasionally in Indiana. We now have some power sales in Brazil. Brian MacArthur brought up that we’ve got a power asset in Australia.

So the net impact in the second quarter was $28 million. That’s because we had some in Brazil and we had lower power sales in the US. So the idea of selling power is really not new and I think Klaus alluded to it well. We have had a best practice within the system of being able to-modulate the smelters to be able to sell power for quite a while now.

Aldo Mazzaferro^ Right. I appreciate that. You’re saying $28 million is an after tax number, correct?

William Oplinger^ Yes.

Klaus Kleinfeld^ You see it actually on the bridge on the primary bridge also Bill has on his part of the presentation.

Aldo Mazzaferro^ Thank you.

Klaus Kleinfeld^ Okay. Thank you.

Operator^ Your next question comes from the line of Tony Rizzuto of Cowen and Company. Please proceed.

Anthony Rizzuto^ Thanks very much. Hi, Klaus and Bill.

William Oplinger^ Hey, Tony.

Anthony Rizzuto^ Could you give us an update of your transformation in your rolling mill system specifically as you’re trying to shift I think some of the mix from Tennessee and I understand maybe you’re doing something at Texarkana as well and also what level CapEx might required as you shift more to an auto sheet mix?

Klaus Kleinfeld^ Let me start with the last part. We’re doing nothing in Texarkana, you know. So that is still idle and in regards to the shift, I mean you’re referring to what we are doing in Tennessee, what we’re intending to do in Tennessee.

As you know, Tennessee is coming online by mid-next year and this was—expansion was basically is the back end of wherever you want to start, the cold mill part and the heat treat. That’s what we’re adding, so the front and the hot mill will be used by the packaging part as well as by the automotive part and the investments are around $300 million for the time being I mean we are very happy with this and we will continue to monitor the market, but we are also very happy with the product mix that we have.

I mean what different industries we cater to and how much we’re depending on a certain industry, that all plays into it. So there’s no intention at this point in time, you know, to do something, but as I said, we’re monitoring the situation and—but at the same time we have to ramp it up and the good news is our Tennessee expansion is on time, on budget and hopefully ready to go online by mid-next year where it’s really desperately needed because it’s full. Even though it doesn’t exist yet. So and then we’ll see from there, you know, but we first want to convert what we are putting into the ground there into profits.

Anthony Rizzuto^ Thanks, Klaus.

William Oplinger^ Thank you, Tony.

Klaus Kleinfeld^ Next question, please.

Operator^ Your final question comes from the line of Andrew Lane with Morningstar. Please proceed.

Andrew Lane^ Hi. Congratulations on a solid quarter.

Klaus Kleinfeld^ Thank you Andrew.

Andrew Lane^ I have a couple questions. First I know some of your competitors are exploring viability of using 3D printers to manufacture jet engine components from super alloy dust. So supposedly this will allow for the production of components that are both lighter and stronger. Is 3D printing something Alcoa or Firth Rixson has been exploring or are we a long way off from this becoming reality?

Klaus Kleinfeld^ No, no, we are not a long way off from 3D printing becoming a reality. I would say in the manufacturing space we are probably absolutely cutting edge when it comes to using 3D printing in multiple ways and you saw that mentioned in my presentation, that the La Porte facility will also have 3D printing capacity.

The main use for it today is prototype, rapid prototyping and this is where it allows us to cut down the prototyping times from what used to be 18 months because you had some time in there for having to make tooling down to weeks. So this is very fascinating. At the same time for what you just said in regards to does that replace or threaten some of the key components that we have, I would say that this at this point in time I do not see that because the reason for it is the likeness is not the issue there.

It’s more the temperature capabilities and the strengths and nothing of that nature currently comes close to what can be achieved through investment casting, but we are monitoring the space, we’re not just monitoring, we are in the space. When you come to places like Whitehall we probably have some of the most sophisticated advanced manufacturing capabilities there and all customers already to date benefit from it and they very much enjoy it.

Andrew Lane^ Okay, great. And then to change gears quickly I wanted to ask about the impact of the Indonesian export ban on bauxite. Because of the ban Chinese bauxite imports have decreased pretty significantly and although they had a pretty sizable inventory before the ban took hold, we’ve seen some refinery and smelting closures within the country. So in your view will China be able to replace its lost imports from Indonesia with supplies from other countries or do you think the ban will have a longer term impact on global supply and demand dynamics for bauxite?

Klaus Kleinfeld^ Well on a long-term it’s always hard to tell with Indonesia and the Election day is today if I recall.

William Oplinger^ Tomorrow well it might be today in Indonesia.

Klaus Kleinfeld^ But everybody says even the persons most likely to get elected also has made comments already on whether he’s going to withdraw the or loosen the ban and he said no, he’s not going to do that. He thinks that, that’s the right thing to do.

So at least for the time being I am positively surprised, you know, about how strict Indonesia is and this is changing, the supply dynamics in China and I mean we are seeing that the Chinese are looking for other opportunities. You have seen that at this point in time you are right. They still have a pretty substantial supply for alumina and also the demand there has gone down a little bit with the smelter closures that we saw in China and what Bill showed in his last slide there is there’s still a little bit of an overhang in the Chinese aluminum market, but it’s shrinking. So we’ll see where that goes, but you’re spot on with that idea. Very good, Andrew.

I think this leaves me with thanking you all I mean to having listened in. As you hopefully come to the same conclusion, the transformation of Alcoa truly is in high gear and the results show this. Our strategy is working. The downstream business has reached new profitability highs and the midstream business is capturing demand from many areas including the auto light weighting that is accelerating. On the upstream side we see we are relentless in improving our performance and becoming a very highly competitive commodities business. So with that I would say excellent progress and let’s stay tuned. Thank you very much. Bye now.

Operator^ Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day. End of Transcript